EXHIBIT 99.2

8229 Boone Boulevard, Suite 802 Vienna, VA 22182. USA Telephone (703) 506-9460 www.cel-sci.com	COMPANY CONTACT: Gavin de Windt CEL-SCI Corporation (703) 506-9460

CEL-SCI ANNOUNCES CLOSING OF $7.75 MILLION PUBLIC OFFERING OF COMMON STOCK

Vienna, VA, February 13, 2024 – CEL-SCI Corporation (“CEL-SCI” or the “Company”) (NYSE American: CVM), a Phase 3 cancer immunotherapy company, today announced the closing of its previously announced public offering of 3,875,000 shares of its common stock at a public offering price of $2.00 per share, for gross proceeds of $7.75 million, before deducting underwriting discounts and offering expenses. All of the shares of common stock are being offered by the Company.

The Company intends to use the net proceeds from this offering to fund the continued development of Multikine*, for general corporate purposes, and working capital.

ThinkEquity acted as sole book-running manager for the offering.

The securities were offered and sold pursuant to the Company’s currently effective shelf registration statement on Form S-3 (File No. 333-265995), including a base prospectus, filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 1, 2022 and declared effective on July 15, 2022.  The offering was made by means of a prospectus supplement and prospectus which have been filed with the SEC and available on the SEC’s website at www.sec.gov. You should read the applicable prospectus supplement and prospectus for more complete information about the Company and the offering. You may obtain these documents free of charge by visiting the SEC website at www.sec.gov. Alternatively, you may obtain copies by contacting ThinkEquity, 17 State Street, 41st Floor, New York, New York 10004.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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CEL-SCI Corporation

February 13, 2024

About CEL-SCI Corporation

CEL-SCI believes that boosting a patient’s immune system while it is still intact should provide the greatest possible impact on survival. Multikine is designed to help the immune system “target” the tumor at a time when the immune system is still relatively intact and thereby thought to be better able to mount an attack on the tumor. In a Phase 3 study, CEL-SCI studied patients who were newly diagnosed with locally advanced primary squamous cell carcinoma of the head and neck (oral cavity and soft-palate) with the investigational product Multikine administered first, before they received the standard of care, which involved surgery followed by either radiation or chemoradiation. The Phase 3 study enrolled 928 patients. Our approach is unique because most other cancer immunotherapies are administered only after conventional therapies have been tried and/or failed.

After analyzing data from the Phase 3 study, we have better defined the target population, which is advanced primary head and neck cancer patients with no lymph node involvement and with low PD-L1 tumor expression. In the Phase 3 study, we observed statistically significant survival data in the final target population, showing that Multikine cut the risk of death in half at five years vs control. We plan to submit the proposed study protocol to the FDA in Q1 2024, with the goal to get FDA buy-in for a confirmatory clinical trial, and also to discuss potential accelerated approval pathways.

Multikine (Leukocyte Interleukin, Injection) received Orphan Drug designation from the FDA for neoadjuvant therapy in patients with squamous cell carcinoma (cancer) of the head and neck.

The Company has operations in Vienna, Virginia, and near/in Baltimore, Maryland.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects," and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such statements include, but are not limited to, statements about the offering. Factors that could cause or contribute to such differences include an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI's filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-K for the year ended September 30, 2023. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

* Multikine (Leukocyte Interleukin, Injection) is the trademark that CEL-SCI has registered for this investigational therapy. This proprietary name is subject to FDA review in connection with the Company's future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Similarly, its safety or efficacy has not been established for any use.

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